Exhibit 99.1

Notice of Unauthorized Access to Chili’s® Grill & Bar Guest Data

On May 11th, 2018, we learned that payment card information of some of our Guests who visited certain Chili's® Grill & Bar corporate-owned restaurants have been compromised in a data incident. Currently, we believe the data incident was limited to between March – April 2018; however, we continue to assess the scope of the incident.
Upon learning of this incident, we immediately activated our response plan. We are working with third-party forensic experts to conduct a thorough investigation to determine the details of what happened. Law enforcement has been notified of this incident and we will continue to fully cooperate.
While the investigation is still ongoing, we believe that malware was used to gather payment card information, including credit or debit card numbers and cardholder names, from our payment-related systems for in-restaurant purchases at certain Chili's restaurants.
We deeply value our relationships with our Guests and our priority remains doing what is right for them. We are committed to sharing additional information on this ongoing investigation. More details can be found at: http://brinker.mediaroom.com/ChilisDataIncident.
About Chili's Grill & Bar
Chili's Grill & Bar is the flagship brand of Dallas-based Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining. Known for their signature menu items – burgers, ribs and fajitas– Chili's offers fresh, bold and unexpected flavors. Each ChiliHead at more than 1,600 locations in 31 countries and two territories takes great pride in Chili's purpose of connecting with and serving Guests and giving back to the communities in which they are located. In addition to Chili's, Brinker owns and operates Maggiano's Little Italy®. For more brand-related information, visit chilis.com.
SOURCE Chili's Grill & Bar
For further information: Chili's Grill & Bar, media.requests@brinker.com, 800.775.7290.